Exhibit 99.1

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

August 21, 2013

HELMERICH & PAYNE, INC. ANNOUNCES FUTURE CEO SUCCESSION; HANS HELMERICH TO REMAIN CHAIRMAN AND JOHN LINDSAY TO BECOME CEO EFFECTIVE MARCH 5, 2014

Helmerich & Payne Inc. (NYSE: HP) announced today that, effective upon the conclusion of the Annual Meeting of Stockholders on March 5, 2014, Chairman and CEO Hans Helmerich will be retiring as an employee of the Company and transferring his chief executive officer responsibilities to John W. Lindsay, who currently is the Company’s President and COO.  Mr. Helmerich will remain Chairman of the Board of Directors.

Mr. Helmerich commented, “This is part of a plan I initiated with the Board over four years ago.  It matches a personal goal of serving 25 years as the Company’s CEO and then transitioning into another role.  I am honored the Board has asked me to remain as Chairman.  I look forward to having additional time to pursue family and personal interests.

“I am confident John Lindsay will do a great job as CEO and that he and the management team will lead the Company in an exemplary manner.  I am pleased to say the Company is ready now and very well-positioned, not only to complete a successful and smooth leadership transition, but to continue to lead our industry in the years ahead.  In fact, as we look out into 2014 and beyond, I have never been more confident in the Company’s future.  I am deeply appreciative of the opportunity I have been afforded in my 33 years at the Company and very proud of all our employees and their many accomplishments.”

Mr. John Zeglis, H&P’s longest serving independent Director commented,  “For nearly 25 years, we have watched Hans lead his team in creating strategies that steadily enlarged the Company’s earnings and, remarkably, at the same time, multiplied market share until H&P became the nation’s leading land driller.  He has accomplished this through a leadership style born of deep-rooted personal values.  We are confident that John Lindsay and the management team will continue to build on the Company’s brand.”

John W. Lindsay, age 52, joined the Company in 1987 as a drilling engineer.  He has since served in various positions including operations manager for the Company’s Mid-Continent region and Vice President, U.S. Land Operations, for Helmerich & Payne International Drilling Co.  Mr. Lindsay was appointed Executive Vice President, U.S. and International Operations in 2006 for the Company’s wholly-owned subsidiary, Helmerich & Payne International Drilling Co., and became Executive Vice President and Chief Operating Officer of the Company in 2010.  In 2012, Mr. Lindsay was promoted to President and Chief Operating Officer of Helmerich & Payne, Inc. and was appointed by the Board of Directors as a director of the Company.

Mr. Lindsay commented, “I want to thank Hans for his exceptional leadership as CEO.  His remaining in the role of Chairman will be invaluable to me and the Board.  We have an excellent and experienced leadership team and the best employees in the business and I’m excited about the future.  I’m honored to serve as the new CEO.  Going forward, we will build upon the solid foundation that Hans, his Father and Grandfather established in a constant endeavor to provide value to shareholders and performance to customers.”

Mr. Helmerich will facilitate the transition through a consultancy agreement for a period of three years.  He will not receive a severance payment related to his retirement.

Currently the largest, most active and most profitable land driller in the U.S., Helmerich & Payne, Inc. is one of the major land and offshore platform drilling contractors in the world.  The Company’s fleet includes 300 land rigs in the U.S., 29 international land rigs and nine offshore platform rigs.  The global fleet of 329 land rigs includes 300 H&P-designed and operated FlexRigs®*.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Investor Relations

investor.relations@hpinc.com

(918) 588-5207